PROSPECTUS

                                 75,700 SHARES

                                IDEX CORPORATION
                                  COMMON STOCK


         All of the shares of Common Stock of IDEX Corporation (the "Company" or "IDEX") offered hereby are being sold by a shareholder of the Company (the "Selling Shareholder"). See "Selling Shareholder." The Company's Common Stock is traded on the New York Stock Exchange under the symbol "IEX." On November 26, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $39.125 per share. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder.

        The Selling Stockholder has informed the Company that he intends to dispose of the shares of Common Stock offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) on a stock exchange or in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices, or
(d) by any other legally available means. To the extent required, the shares of Common Stock to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Shareholder from the sale of the shares of Common Stock described herein will be the purchase price of such shares less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, IDEX will pay all of the other expenses of this offering. See "Plan of Distribution."


_________________________________

         See "Investment Considerations" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.


                       _________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                       _________________________________



               The Date of this Prospectus is November 27, 1996
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                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, including exhibits thereto, as well as such reports and other information filed by the Company with the Commission can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; 75 Park Place, New York, New York 10007, Room 1400; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 at prescribed rates.
Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site that contains registration statements, reports, proxy and information statements and other materials regarding the Company that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996; the Company's Current Report on Form 8-K dated July 29, 1996; the Company's proxy statement dated March 26, 1996 relating to the 1996 Annual Meeting of Shareholders; and the description of the Company's Common Stock contained in the Company's registration under Section 12 of the Exchange Act, dated April 19, 1996, including any amendment or report updating such description. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents," provided, however, that documents enumerated above or subsequently filed by the Company pursuant to Section 13 or 14 of the Exchange Act prior to the filing of the Company's Annual Report on Form 10-K for the most recent fiscal year with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

         Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to IDEX Corporation, 630 Dundee Road, Northbrook, Illinois 60062 (telephone number
(847) 498-7070), Attention: Secretary.

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                              SELLING SHAREHOLDER

         As of July 29, 1996, Mitchell H. Saranow (the "Selling Shareholder"), owned an aggregate of 75,700 shares of Common Stock of the Company, constituting approximately 0.4% of the outstanding Common Stock of the Company. The Selling Shareholder acquired his shares as consideration for the sale of all of the outstanding shares of The Saranow Company, an entity engaged in the management of the Fluid Management business, to a subsidiary of the Company as part of the Fluid Management Acquisition. The Selling Shareholder (together with his wife and trusts for the benefit of his children) indirectly owned a substantial equity interest in Fluid Management Limited Partnership and, as such, received significant proceeds from the Fluid Management Acquisition. The Selling Shareholder has not had a material relationship with the Company in the past three years other than in connection with the Fluid Management Acquisition. The Selling Shareholder is currently the Chairman of the Board of Directors of Fluid Management, Inc., a subsidiary of the Company.

         The Selling Shareholder proposes to sell 75,700 shares of the Company's Common Stock from time to time and retain no shares upon completion of the offering.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder may sell Common Stock to or through underwriters and also may sell Common Stock directly to other purchasers or through agents.

         The Selling Stockholder has informed the Company that he intends to dispose of the shares of Common Stock offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) on a stock exchange or in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices, or (d) by any other legally available means.


         In connection with the sale of Common Stock, underwriters may receive compensation from the Selling Shareholder or from purchasers of Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The Selling Shareholder, underwriters, dealers and agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Common Stock by them may be


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


deemed to be underwriting discounts and commissions under the Exchange Act. To the extent required at the time any particular offer of the shares of Common Stock described herein is made, a Prospectus supplement will be distributed which will set forth the aggregate amount of shares of Common Stock being offered, the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

         Under agreements which may be entered into by the Selling Shareholder, underwriters, dealers and agents who participate in the distribution of Common Stock may be entitled to indemnification by the Selling Shareholder against certain liabilities, including liabilities under the Exchange Act. The underwriting of any offering of Common Stock by the Selling Shareholder will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

         To comply with certain states' securities laws, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution, as such term is defined in Rule 10b-6 under the Exchange Act, of the Securities may not simultaneously engage in certain market making activities with respect to such Securities for a specified period or periods prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6 and 10b-7, which rules may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholder or any such other person.

         Pursuant to agreements entered into with the Selling Shareholder at the time the Common Stock was issued, IDEX will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $13,000.

                                LEGAL MATTERS

         The legality of the Common Stock offered hereby has been passed upon for IDEX by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

         The financial statements and the related financial statement schedules as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Financial Statements of Fluid Management Limited Partnership., incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated July 29, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports given upon their authority as experts in accounting and auditing.





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




                 ___________________________________________________

                 No dealer, salesman, or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offering made by this Prospectus and information or representations not herein contained, if given or made, must not be called upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                 ______________________________


                 ___________________________________________________


                                    75,700 Shares



                                  IDEX CORPORATION



                                     Common Stock



                           _______________________________

                                     PROSPECTUS

                           _______________________________



                                  November 27, 1996



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